AMENDMENT
TO THE
SALLIE MAE 401(k) SAVINGS PLAN

This Amendment to the Sallie Mae 401(k) Savings Plan as most recently restated effective as of January 1, 2015 is effective as of the dates set forth below by SLM Corporation (the "Company").

<u>WITNESSETH</u>:

WHEREAS, the Company maintains the Sallie Mae 401(k) Savings Plan, originally effective as of April 1, 1974 (the "Plan");

WHEREAS, the Company reserves the right to amend the Plan, by action of its Board of Directors (the "Board") or its designee, pursuant to Section 12.01 of the Plan;

WHEREAS, the Board has delegated certain powers and authority related to the Plan, including amendment authority for the Plan, to the SLM Retirement Committee (the "Committee"); and

WHEREAS, the Company has determined that the Plan shall be amended in the following particulars, effective as of the dates indicated below:

NOW, THEREFORE BE IT RESOLVED, that the Plan is amended in the following particulars, effective as of the dates provided below:

1. Effective as of January 1, 2019, the first paragraph of Section 6.04 of the Plan shall be amended to read as follows:

"**6.04** **<u>Hardship Withdrawals from Employee Contribution Sub-Accounts</u>**. In the event of financial hardship, a Participant may apply to the Plan's third party administrator for the distribution of part or all of the value of the vested portion of his Employee Account (excluding amounts credited to his Employer Matching Contribution sub-account and earnings thereon as well as earnings attributable to amounts credited to his Employee Contribution sub-account on or after January 1, 1989) determined as of the date of his hardship withdrawal; provided, however, that the Participant elects to withdraw, or has already withdrawn, one hundred percent (100%) of the amount he is able to withdraw from his voluntary contribution, participant contribution, Rollover Contribution, Pre-2003 Employer Matching Contribution, Employer Discretionary Profit-Sharing Contribution, Employer Core Contribution, and Service Contract Act Contribution sub-accounts, and provided that after the withdrawal his Vested Benefit equals or exceeds the amount of the security for his loans, if any, under Section 6.05. Notwithstanding the foregoing, and effective as of January 1, 2019, a Participant may request a distribution from part or all of the value of the vested portion of his Employee Account. In accordance with procedures established by the Plan's third party administrator, a Participant's hardship withdrawal date is the business day coincident with or immediately following the date the Plan's third party administrator approves his application for the hardship withdrawal. Hardship withdrawals may be made only in cash. Hardship withdrawals shall be made from the investment funds in accordance with a policy promulgated by the Committee, except that no hardship distribution may be made from the SLM

Common Stock Fund if the Participant is restricted from trading in SLM Common Stock at the time he requests the distribution."

2. Effective as of January 1, 2019, the last paragraph of Section 6.04 of the Plan shall be deleted in its entirety.

3. Effective as of April 1, 2018, the Plan shall be amended by deleting "SMB Servicing Company, Inc." from the List of Participating Employers contained in Appendix A.

FURTHER RESOLVED, that the members of the Committee (and any employee of SLM Corporation authorized by the Committee) are hereby authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing in connection with the implementation of the above described actions.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on December 31, 2018.

SLM CORPORATION

By: ______________________